November 29, 2012

Dear 22nd Century Convertible Note Holder:

As you know, everyone here at 22nd Century (the “Company”) has been working hard to make our Company a success. We are confident that our technology has tremendous merit and we are very optimistic about our prospects in the marketplace. As publically disclosed, management has invested more than $310,000 to purchase shares of the Company’s Common Stock over the past three weeks.

We write to you regarding your investment in the Company’s December 2011 Convertible Notes (the “Notes”). Importantly, the Notes are only convertible into shares of the Company’s Common Stock prior to December 14, 2012 (Maturity Date of the Notes). The conversion price of the Notes is currently $0.7121 per share (the “Conversion Price”), reduced from $0.75 per share, due to the anti-dilution provisions of the Notes.

In the event of conversion of your Note into shares of Common Stock, then at such time you will also receive Warrants equal to 120% of the number of shares of Common Stock. These Warrants will have a 5-year life with an exercise price per share of Common Stock equal to $1.50 and will also have a “cashless” exercise provision. The closing price of our Common Stock today was $0.40 per share.

We are writing to you at this time to request that you agree to amend your Note to extend the Maturity Date by four months until April 14, 2013. In consideration for this amendment, we would:

•	Pay 15% interest (per annum) that accrues over the 120-day extension, which interest may be converted into our Common Stock and Warrants

•	Allow the Notes to be converted into Common Stock and Warrants until April 14, 2013

We hope that you will consider agreeing to amend your Note as described above. By doing so, you will also be extending the prepayment, Qualified Subsequent Financing, and conversion option of the Notes to April 14, 2013. Thus, you will have an extended period of time for conversion of the Notes into Common Stock and Warrants.

The below chart demonstrates, assuming (i) an original investment of $100,000 and (ii) the full amount of the accrued interest of $5,000 for the 120 day extension period of the Maturity Date, the resulting amounts of shares of Common Stock and Warrants that would be issuable in the event of conversion:

Maturity Date: December 14, 2012			Maturity Date: April 14, 2012
Due at Maturity	$115,000		Due at Maturity	$120,000
Conversion @ $0.7121	161,494	shares	Conversion @ $0.7121	168,516	shares
Warrants (120%)	193,793		Warrants (120%)	202,219

If you agree to amend your Notes, please execute this letter agreement in the space provided below and return it to me as promptly as possible.

Please do not hesitate to contact me with any questions and we thank you for your continued support!

Very sincerely,

/s/ Henry Sicignano III

Henry Sicignano III

President

*********

The undersigned Lender hereby agrees to the amendment of the terms of the above-referenced Notes held by such Lender to now provide (i) that the new Maturity Date is April 14, 2013 and (ii) that the Company shall pay interest to the Lender at the rate of 15.0% per annum on the amount that you invested that accrues for the period beginning on December 14, 2012 and ending on April 14, 2013. Other than the amendments set forth in the immediately preceding sentence, which shall be effective immediately, all other terms of the Notes shall remain unchanged and continue in full force and effect.

Agreed and accepted by:

“Lender”

Name:
Title:
Date:

Agreed and accepted by:

“Borrower”

22nd Century Group, Inc.

Name:
Title:
Date: